Exhibit 10.23

English Translation of Chinese Version

Processing Contract

Party A: Jilin COFCO Coca-Cola Beverages Co. Ltd.
Party B: Changchun Taodai Beverage Co. Ltd.

Whereas, Party A hereby grants to Party B the right to manufacture and sell bottled water products under the brand (INTENTIONALLY DELETED) subject to certain territorial limitations. Party B hereby agrees to produce and process bottled water products for Party A under the brand (INTENTIONALLY DELETED).
1.
Party A shall have the right to inspect and examine Party B’s facilities, equipments and bottling methods utilized in the production of Party A’s products. Party B shall produce the products in accordance with Party A’s requirements and specifications, which may vary from time to time.

2.	The contract shall commence on September 1, 2005, supplemented by purchase orders issued by Party A.

3.	The provision of the fixed purchase price shall be in effect from September 1, 2005 to September 1, 2006, as follows:
(INTENTIONALLY DELETED)
1) After September 1, 2006, the price shall be determined as agreed upon by both parties. If no agreement is reached, the fixed prices provided above shall be applied.
2) If Party B established facilities outside of the development zone where Party A is located and thus increase the expenses of the transportation, Party B agrees to bear all the transportation expenses incurred therefrom.

4.
Party B shall (i) use such type of blowing machine as specified by Party B to produce PET bottles for Party A’s products, which blowing machines shall be used solely for Party A’s products and (ii) use the raw materials provided by Party A. The configuration design of the bottles shall be conducted by Party A, and Party A shall bear the costs associated therewith.  The packaging materials and other raw materials for packaging shall be examined and  approved by Party A. The PET plastic wrap shall be provided by Party B.

5.
The quality of the products shall comply with the standard provided by Coca-cola and GB17323 standard. Party A shall have the right to terminate the contract without penalty if the products by Party B failed to comply with the aforementioned standard more than three times.

6.	Party A shall deliver the products to such locations as designated by Party B.

7.	Party A shall make monthly payments to Party B, based on the amount of the products supplied by Party B.

English Translation of Chinese Version

8.
Party B shall use all measures as necessary to keep all the information, materials and technical information with respect to the products confidential (the “Confidential Information”). Party B shall use the Confidential Information solely for the purpose of the performance under this contract. Party B shall not disclose the Confidential Information to any third party at any time. Party B shall destroy the Confidential Information as directed by Party A or after the termination of this Contract and shall not maintain any copy of the Confidential Information.

9.	Party A is entitled to terminate the contract upon breach of this contract on the part of Party B and shall be entitled to any damages arising therefrom. (INTENTIONALLY DELETED)

10.	(INTENTIONALLY DELETED)

11.	Party B shall not assign this contract to any other party without Party A’s written consent. Any amendment to this contract shall not be made without both parties’ written consent.

12.	Any dispute arising from this contract shall be determined by Beijing Arbitration Commission.

13.	The term of this contract shall commence on September 1, 2005 and end on September 1, 2008.